Exhibit 99.1
Arq Reports First Quarter 2025 Results
Delivered 25% YoY revenue growth driven by PAC business turnaround
Achieved 8th straight quarter of double-digit YoY ASP growth, strong gross margins of 36.4%, 4th consecutive quarter of positive Adjusted EBITDA and positive net income for the quarter
Signed second largest PAC contract in Arq’s history, evidencing sustainability and value of foundational business
Updating timing for first commercial GAC production at Red River to end of Q2 or early Q3 2025
Appointed Jay Voncannon as Chief Financial Officer; 35-year finance veteran to oversee continued transformation and next phase of growth
GREENWOOD VILLAGE, Colo., May 7, 2025 - GlobeNewswire - Arq, Inc. (NASDAQ: ARQ) (the "Company" or "Arq"), a producer of activated carbon and other environmentally efficient carbon products for use in purification and sustainable materials, today announced its financial and operating results for the quarter ended March 31, 2025.
Financial Highlights
•Generated revenue of $27.2 million in Q1 2025, up 25% over the prior year period, driven largely by higher average sales price ("ASP"), positive changes in product mix and higher volumes sold
•Increased ASP in Q1 2025 by approximately 13% over the prior year period, reflecting the 8th consecutive quarter of double-digit YoY percentage growth in ASP
•All powder activated carbon ("PAC") contracts are now net cash producers following the successful resolution of all negative margin agreements as of December 31, 2024
•Achieved gross margin of 36.4% in Q1 2025, versus 36.9% reported in the prior year period, driven by improved pricing and favorable customer mix, offset by start-up costs associated with the granular activated carbon ("GAC") line in Q1 2025 and a one-time accounting adjustment in Q1 2024
•Reported Net income of $0.2 million in Q1 2025, reflecting a significant improvement over the prior year period Net loss of ($3.4) million
•Adjusted EBITDA(1) of $4.1 million in Q1 2025 versus Adjusted EBITDA loss of ($0.4) million in the prior year period, reflecting the 4th consecutive quarter of positive Adjusted EBITDA
•Exited Q1 2025 with cash and restricted cash of $14.8 million
•Capital expenditures forecast for full year 2025 remain in line with previous guidance of $8 - $12 million
(1) Adjusted EBITDA is a non-GAAP financial measure. Please refer to the paragraph titled “Non-GAAP Measures” for the definitions of non-GAAP financial measures and reconciliations to GAAP measures included in this press release. As of Q1 2025, the Company began adjusting for stock-based compensation in EBITDA calculation; 2024 figures shown have been adjusted consistently.
Recent Business Highlights
•Entered into a life-of-asset PAC contract with an existing customer in April 2025, representing the second largest dollar value contract in Arq’s history
•Appointed 35-year finance veteran Jay Voncannon as Chief Financial Officer. Mr. Voncannon has a strong track record as a proven financial leader and previously served as CFO of Coorstek, a multi-billion dollar privately held global manufacturer of advanced engineered ceramic products; and before that as a finance executive at Koch Industries

•Completed mechanical completion of GAC Facility construction in January 2025. Small non-commercial scale volumes of GAC have been produced at Red River, however, not yet at the consistency necessary for commercial scale production. The Company is working through final technical testing related to the product binding and shaping processes and now anticipates first commercial production by the end of Q2 or early in Q3 2025. No material increase in the remaining portion of GAC Facility capital expenditures is anticipated as a result of this updated timeline
•Maintaining guidance of a 3 - 6 month ramp-up phase to reach 25-million-pound nameplate capacity at Red River after first commercial production
•The Company remains confident in its ability to successfully contract the remaining volumes at attractive pricing once the GAC Facility is fully operational
•Arq's position as a fully vertically integrated domestic US supplier of activated carbon remains a unique point of differentiation within the industry and as a result any international tariffs are expected to have a neutral to positive impact on operations
“Our first quarter results demonstrate that the PAC business transformation is ongoing and sustainable," said Bob Rasmus, CEO of Arq. “With our fourth consecutive quarter of positive Adjusted EBITDA and the recent signing of the second largest contract in company history, we have established a robust foundation capable of delivering double-digit millions in annual Adjusted EBITDA. This provides us with the stable platform needed to pursue our exciting growth opportunities in GAC and beyond. To this end, we're thrilled to welcome Jay Voncannon as our new Chief Financial Officer, whose extensive experience in scaling businesses and driving profitability improvements will be invaluable as we enter our next phase of growth."
“As the only domestic producer with a fully vertically integrated supply chain, we are uniquely positioned in the current market environment and believe we have a distinct advantage versus many of our peers who source feedstock internationally," continued Mr. Rasmus. "Strong customer demand persists across our end markets, and we continue to see opportunities to enhance profitability through customer diversification and operational efficiency improvements."
“While we've made significant progress commissioning our GAC facility at Red River, we continue to work through the final commissioning process fine tuning and testing related to product binding and shaping," added Mr. Rasmus. "While we have produced small, non-commercial volumes of GAC, we have yet to achieve the consistency needed for commercial-scale production. Given these challenges, we now expect to achieve commercial production by the end of the second quarter or early third quarter. While this timeline represents a delay from our previous guidance, I remain fully confident in our technology and our team's ability to execute. Fundamentally, this is a decades-long opportunity, and we're committed to getting it right.”
First Quarter 2025 Results
Revenue totaled $27.2 million for the first quarter of 2025, reflecting an increase of 25% compared to $21.7 million in the prior year period. The increase was driven predominantly by higher ASP, positive changes in product mix and volumes. ASP for the first quarter of 2025 was up approximately 13% compared to prior year period, marking the 8th consecutive quarter of double-digit year-over-year percentage growth in ASP.
Costs of revenue totaled $17.3 million for the first quarter of 2025, an increase of approximately 26% compared to $13.7 million in the prior year period, principally driven by an increase in volumes and associated revenue as well as start-up costs associated with the GAC line at Red River.
Gross margin was 36.4% for the first quarter of 2025, compared to 36.9% in the prior year period. Gross margin remained flat, as higher pricing and favorable customer mix was offset by start-up costs associated with the GAC line in Q1 2025 and a one-time accounting adjustment in Q1 2024.
Selling, general and administrative expenses totaled $6.1 million for the first quarter of 2025, compared to $7.7 million in the prior year period. The reduction of approximately $1.6 million, or 21%, was primarily driven by lower payroll and benefits and G&A expenses. A portion of this decrease reflects the capitalization of payroll and benefits associated with our Corbin facility, which became operational in January 2025.
Research and development costs totaled $0.9 million for the first quarter of 2025, compared to $1.6 million in the prior year period. This reduction was primarily due to the Company performing product qualification testing in the prior year period with potential lead-adopters as part of its ongoing GAC contracting process.
Operating income was $0.7 million for the first quarter of 2025, compared to an operating loss of ($3.0) million in the prior year period. The improvement was mainly driven by the factors referenced above.

Net income was $0.2 million in the first quarter of 2025, compared to a net loss of ($3.4) million in the prior year period.
Adjusted EBITDA was $4.1 million for the first quarter of 2025, compared to Adjusted EBITDA loss of ($0.4) million in the prior year period, reflecting the 4th consecutive quarter of positive Adjusted EBITDA. The increase over the prior year period was primarily driven by higher revenue discussed above.
See note below regarding the use of the non-GAAP financial measure Adjusted EBITDA and a reconciliation to the most comparable GAAP financial measure.
Capex and Balance Sheet
Capex for 2025 remains in line with previous guidance at $8 - $12 million. Capex totaled $3.7 million for the three months ended March 31, 2025, in line with management expectations.
Cash as of March 31, 2025, including $8.5 million of restricted cash, totaled $14.8 million, compared to $22.2 million as of December 31, 2024. The decrease was largely caused by capex relating to the Red River expansion, trade accounts payable, as well as build-up of inventory and spare parts at Corbin.
Total debt, inclusive of financing leases, as of March 31, 2025, totaled $26.8 million compared to $24.8 million as of December 31, 2024. The increase was driven by an increase in the outstanding principal balance of the Company's revolving credit facility.
Conference Call and Webcast Information
Arq will host its Q1 2025 earnings conference call on May 7, 2025, at 8:30 a.m. ET. The live webcast can be accessed through the Investor Resources section of Arq's website at www.arq.com. To participate, interested parties can register at https://www.webcast-eqs.com/login/arq_q1_2025. Alternatively, participants may join via phone by dialing (877) 407-0890 or (201) 389-0918 and referencing Arq. An investor presentation will also be available in the Investor Resources section before the call begins.
A replay of the event will be made available shortly after the event and accessible via the same webcast link referenced above. Alternatively, the replay may be accessed by dialing (877) 660-6853 or (201) 612-7415 and entering Access ID 13752881. The dial-in replay will expire after May 14, 2025.
About Arq
Arq (NASDAQ: ARQ) is a diversified, environmental technology company with products that enable a cleaner and safer planet while actively reducing our environmental impact. As the only vertically integrated producer of activated carbon products in North America, we deliver a reliable domestic supply of innovative, hard-to-source, high-demand products. We apply our extensive expertise to develop groundbreaking solutions to remove harmful chemicals and pollutants from water, land and air. Learn more at: www.arq.com.
Caution on Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, which provides a “safe harbor” for such statements in certain circumstances. When used in this press release, the words “can,” “will,” "may," “intends,” “expects,” "continuing," “believes,” similar expressions and any other statements that are not historical facts are intended to identify those assertions as forward-looking statements. All statements that address activities, events or developments that the Company intends, expects or believes may occur in the future are forward-looking statements. These forward-looking statements include, but are not limited to, statements or expectations regarding: our ability to complete, and the anticipating timing of the completion of, commissioning of the GAC Facility, ramp-up to full nameplate capacity at our Red River Plant, and commercial production of our GAC products; the anticipated effects from fluctuations in the pricing of our AC products; expected supply and demand for our AC products and services, including our GAC products; the seasonal impact on our customers and their demand for our products; our ability to fund our business over the next twelve months; the anticipated timing for resuming operations at our Corbin Facility; our ability to access new markets for our GAC and other products; any future plant capacity expansions or site development projects and our ability to finance any such projects; the effectiveness of our technologies and products and the benefits they provide; the timing of awards of, and work and related testing under, our contracts and agreements and their value; our ability to contract remaining GAC product volumes once commercial production is achieved; future cash flows, profitability and other potential benefits expected from our GAC business; the future profitability and sustainability of our PAC business; the timing and amounts of or changes in future revenue, funding for our business and projects, margins, expenses, earnings, tax rates, cash flows, working capital, liquidity and other financial and accounting measures; the performance of obligations secured by our surety bonds; the amount and timing of future capital expenditures needed to fund our business plan; the impact of domestic and international tariffs on our business and the wider AC market; our ability to capitalize on potentially favorable market conditions; the adoption and scope of regulations to control certain chemicals in drinking water and other environmental concerns and the impact of such regulations on our customers' and our businesses, including any increase or decrease in demand and sales of our AC products resulting from such regulations; our near-term priorities and objectives and our long-term outlook regarding the growth of our business; and the impact of prices of competing power generation sources such as natural gas and renewable energy on demand for our products. These forward-looking statements involve risks and uncertainties. Actual events or results could differ materially from those discussed in the forward-looking statements as a result of various factors including, but not limited to, the timing and scope of new and pending regulations and any legal challenges to or extensions of compliance dates of them; the U.S. government’s failure to promulgate new regulations or enforce existing regulations that benefit our business; changes in laws and regulations, accounting rules, prices, economic conditions and market demand; availability, cost of and demand for alternative energy sources and other technologies and their impact on coal-fired power generation in the U.S.; technical, start up and operational difficulties; competition within the industries in which the Company operates; risks associated with our debt financing; our inability to effectively and efficiently commercialize new products, including our GAC products; our inability to effectively manage commissioning and startup of the GAC Facility at our Red River Plant; disruptions at any of our facilities, including by natural disasters or extreme weather; risks related to our information technology systems, including the risk of cyberattacks on our networks; failure to protect our intellectual property from infringement or claims that we have infringed on the intellectual property of others; our inability to obtain future financing or financing on terms that are favorable to us; our inability to ramp up our operations to effectively address recent and expected growth in our business; loss of key personnel; ongoing effects of the inflation and macroeconomic uncertainty, including from the new U.S. presidential administration, increased domestic and international tariffs, lingering effects of the pandemic and armed conflicts around the world, and such uncertainty's effect on market demand and input costs; availability of materials and equipment for our business; pending litigation; factors relating to our business strategy, goals and expectations concerning the acquisition of Arq Limited; our ability to maintain relationships with customers, suppliers and others with whom the Company does business and meet supply requirements; our results of operations and business generally; risks related to diverting management's attention from our ongoing business operations; costs related to the ongoing manufacturing of our products, including our GAC products; opportunities for additional sales of our AC products and end-market diversification; the rate of coal-fired power generation in the U.S.; the timing and cost of any future capital expenditures and the resultant impact to our liquidity and cash flows; and the other risk factors described in our filings with the SEC, including those described in Item 1A. Risk Factors of our Annual Report on Form 10-K for the year ended December 31, 2024. You are cautioned not to place undue reliance on the forward-looking statements and to consult filings we have made and will make with the SEC for additional discussion concerning risks and uncertainties that may apply to our business and the ownership of our securities. In addition to causing our actual results to differ, the factors listed above may cause our intentions to change from those statements of intention set forth in this press release. Such changes in our intentions may also cause our results to differ. We may change our intentions, at any time and without notice, based upon changes in such factors, our assumptions, or otherwise. The forward-looking statements speak only as to the date of this press release, and we disclaim any duty to update such statements unless required by law.

Source: Arq, Inc.

Investor Contact:
Anthony Nathan, Arq
Marc Silverberg, ICR
investors@arq.com

TABLE 1
Arq, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)

	As of
(in thousands, except share data)	March 31, 2025	December 31, 2024
ASSETS
Current assets:
Cash	$6,336	$13,516
Receivables, net	15,368	14,876
Inventories, net	21,749	19,314
Prepaid expenses and other current assets	4,781	4,650
Total current assets	48,234	52,356
Restricted cash, long-term	8,467	8,719
Property, plant and equipment, net of accumulated depreciation of $28,500 and $26,619, respectively	181,202	178,564
Other long-term assets, net	45,768	44,729
Total Assets	$283,671	$284,368
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$17,482	$21,017
Revolving credit facility	16,184	13,828
Current portion of long-term debt obligations	1,570	1,624
Other current liabilities	7,738	8,184
Total current liabilities	42,974	44,653
Long-term debt obligations, net of current portion	9,086	9,370
Other long-term liabilities	13,438	13,069
Total Liabilities	65,498	67,092
Commitments and contingencies
Stockholders’ equity:
Preferred stock: par value of $0.001 per share, 50,000,000 shares authorized, none issued or outstanding	—	—
Common stock: par value of $0.001 per share, 100,000,000 shares authorized, 46,782,399 and 46,639,930 shares issued, and 42,164,253 and 42,021,784 shares outstanding at March 31, 2025 and December 31, 2024, respectively	47	47
Treasury stock, at cost: 4,618,146 and 4,618,146 shares as of March 31, 2025 and December 31, 2024, respectively	(47,692)	(47,692)
Additional paid-in capital	199,181	198,487
Retained earnings	66,637	66,434
Total Stockholders’ Equity	218,173	217,276
Total Liabilities and Stockholders’ Equity	$283,671	$284,368

TABLE 2
Arq, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended March 31,
(in thousands, except per share data)	2025	2024
Revenue	$27,247	$21,740

Cost of revenue, exclusive of depreciation and amortization	17,332	13,713

Operating expenses:
Selling, general and administrative	6,053	7,666
Research and development	874	1,625
Depreciation, amortization, depletion and accretion	2,181	1,716
Loss on sale of assets	145	—
Total operating expenses	9,253	11,007
Operating income (loss)	662	(2,980)
Other expense:
Earnings from equity method investments	155	—
Interest expense	(724)	(791)
Other	110	352
Total other expense	(459)	(439)
Income (loss) before income taxes	203	(3,419)
Income tax expense	—	—
Net income (loss)	$203	$(3,419)
Income (loss) per common share:
Basic	$—	$(0.09)
Diluted	$—	$(0.09)
Weighted-average number of common shares outstanding:
Basic	41,322	37,062
Diluted	42,530	37,062

TABLE 3
Arq, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended March 31,
(in thousands)	2025	2024
Cash flows from operating activities
Net income (loss)	$203	$(3,419)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation, amortization, depletion and accretion	2,181	1,716
Stock-based compensation expense	736	782
Operating lease expense	541	596
Loss on sale of assets	145	—
Amortization of debt discount and debt issuance costs	6	149
Earnings from equity method investments	(155)	—
Other non-cash items, net	(2)	(19)
Changes in operating assets and liabilities:
Receivables, net	(492)	5,264
Prepaid expenses and other assets	(113)	1,067
Inventories, net	(2,338)	(1,240)
Other long-term assets, net	(1,801)	(556)
Accounts payable and accrued expenses	(4,494)	(3,481)
Other current liabilities	(907)	1,190
Operating lease liabilities	826	(592)
Other long-term liabilities	(139)	(931)
Net cash (used in) provided by operating activities	(5,803)	526
Cash flows from investing activities
Acquisition of property, plant, equipment and intangible assets, net	(3,710)	(9,596)
Acquisition of mine development costs	(43)	(51)
Distributions from equity method investees in excess of cumulative earnings	155	—
Net cash used in investing activities	(3,598)	(9,647)
Cash flows from financing activities
Borrowings on revolving credit facility	30,700	—
Repayments of revolving credit facility	(28,344)	—
Principal payments on finance lease obligations	(201)	(280)
Principal payments on notes payable	(144)	(134)
Repurchase of common stock to satisfy tax withholdings	(42)	(599)
Net cash provided by (used in) financing activities	1,969	(1,013)
Decrease in Cash and Restricted Cash	(7,432)	(10,134)
Cash and Restricted Cash, beginning of period	22,235	54,153
Cash and Restricted Cash, end of period	$14,803	$44,019
Supplemental disclosure of non-cash investing and financing activities:
Change in accrued purchases for property and equipment	$959	$1,415

Note on Non-GAAP Financial Measures
To supplement our financial information presented in accordance with U.S. Generally Accepted Accounting Principles ("U.S. GAAP"), we provide certain supplemental financial measures, including EBITDA and Adjusted EBITDA, which are measurements that are not calculated in accordance with U.S. GAAP. EBITDA is defined as earnings before interest, taxes, depreciation and amortization, and Adjusted EBITDA is defined as EBITDA reduced by non-cash gains, increased by share-based compensation expense, other non-cash losses and non-recurring costs and fees. EBITDA and Adjusted EBITDA should be considered in addition to, and not as a substitute for, net income (loss) in accordance with U.S. GAAP as a measure of performance. See below for a reconciliation from net income (loss), the nearest U.S. GAAP financial measure, to EBITDA and Adjusted EBITDA.
We believe that the EBITDA and Adjusted EBITDA measures are less susceptible to variances that affect our operating performance. We include these non-GAAP measures because management uses them in the evaluation of our operating performance, and believe they help to facilitate comparison of operating results between periods. We believe the non-GAAP measures provide useful information to both management and users of the financial statements by excluding certain expenses, gains, and losses which can vary widely across different industries or among companies within the same industry and may not be indicative of core operating results and business outlook.
EBITDA and Adjusted EBITDA:
The following table reconciles net income (loss), our most directly comparable as-reported financial measure calculated in accordance with U.S. GAAP, to EBITDA (loss) and Adjusted EBITDA (loss).

TABLE 4
Arq, Inc. and Subsidiaries
Reconciliation of Net Income (Loss) to Adjusted EBITDA (Loss)
(Unaudited)

	Three Months Ended March 31,
(in thousands)	2025	2024
Net income (loss)	$203	$(3,419)
Depreciation, amortization, depletion and accretion	2,181	1,716
Amortization of Upfront Customer Consideration	127	127
Interest expense, net	671	432
EBITDA (loss)	3,182	(1,144)
Stock-based compensation expense (1)	736	782
Loss on sale of assets	145	—
Adjusted EBITDA (loss)	$4,063	$(362)
(1) Represents non-cash stock-based compensation expenses that are included within "Cost of revenue, exclusive of depreciation and amortization" and "Selling, general and administrative" expenses on the Condensed Consolidated Statements of Operations. Adjusted EBITDA loss for the three months ended March 31, 2024 has been revised to include non-cash stock-based compensation expense as an adjustment to Adjusted EBITDA (loss).